EXHIBIT 4(a)

FORM OF POLICY

Home Office located at: 440 Mamaroneck Avenue, Harrison, New York 10528 Adm. Office located at: 4333 Edgewood Road N.E. Cedar Rapids, Iowa 52499 (319) 355-8511 www.transamericaannuities.com

READ YOUR POLICY CAREFULLY

This policy is a legal contract between the Owner and Transamerica Financial Life Insurance Company issued in consideration of the payment of an initial premium. This annuity policy is delivered in, and is governed by the laws of, the State of New York.

Amounts withdrawn or Surrendered may be subject to surrender charges. This policy includes provisions which may waive surrender charges under certain circumstances. The value held in the Separate Account may increase or decrease in value. Policy Value and benefits based on Separate Account assets are not guaranteed and will decrease and increase with investment experience.

We agree to provide annuity payments, to pay withdrawal benefits, and to pay Surrender benefits, or death proceeds in accordance with this policy, as applicable.

This policy permits the accumulation of funds on a tax-deferred basis and provides a periodic annuity payment for the life of the Annuitant or for a certain period of time, or a combination of both. Payments start on the Annuity Commencement Date.

The smallest annual rate of investment return that would have to be earned on the assets of the Separate Account so that the dollar amount of variable Annuity Payments will not decrease is 3.90%.

Prior to the Annuity Commencement Date, a daily charge, corresponding to an annual charge of no more than 2.05% for the death benefit option, is applied by the Company to the assets of the Separate Account. The corresponding annual charge after the Annuity Commencement Date is no more than 1.85% regardless of the death benefit option elected prior to the Annuity Commencement Date.

RIGHT TO CANCEL

You may cancel this policy by delivering or mailing a written notice in Good Order to us or Your registered representative. You must return the policy to us before close of business on the 10th day after the day You receive it. Notice given by mail and return of the policy by mail are effective on being postmarked, properly addressed and postage prepaid. We will return the Fixed Account premium less any withdrawals and transfers and the Policy Value of the Separate Account, including any fees and charges, within 10 days afer we receive notice of cancellation and the returned policy.

If this policy is a replacement of another annuity or life insurance policy, the Right to Cancel period is extended to 60 days.

Signed for us at our home office.

SECRETARY	PRESIDENT

Flexible Premium Deferred Variable Annuity

With Waiver of Surrender Charge Benefit

Income Payable At Annuity Commencement Date

Benefits Based On The Performance Of The Separate Account Are Variable

And Are Not Guaranteed As To Dollar Amount And Will Increase Or Decrease In Value Based Upon Investment

Experience (See Sections 7 and 10)

Non-Participating

THE FIXED ACCOUNT OPTION AND THE DOLLAR COST AVERAGING FIXED ACCOUNT OPTION MAY NOT BE AVAILABLE ON THE ISSUE DATE. PLEASE CHECK SECTION 2 - DATA PAGE TO DETERMINE WHETHER THE ACCOUNTS ARE AVAILABLE. AFTER THE POLICY DATE WE RESERVE THE RIGHT TO (I) REFUSE PREMIUM PAYMENTS TO THE FIXED ACCOUNT, AND (II) PROHIBIT TRANSFERS TO THE FIXED ACCOUNT.

NIC13 VAO1013(NY)	Page 1

TABLE OF CONTENTS

Definitions	3

Policy Data Pages	6

General Provisions	7

Premium Payments	10

Cash Value and Withdrawals	11

Policy Value	14

Separate Account	15

Transfers	17

Death Proceeds	19

Income Options	21

Fixed Account	24

Income Option Tables	25

NIC13 VAO1013(NY)	Page 2

SECTION 1 – DEFINITIONS

Annuitant – The person on whose life any annuity payments involving life contingencies will be based.

Annuity Commencement Date – The date an income option has been selected, all necessary paperwork is in Good Order, and the Company has issued a supplementary contract. In no event can this date be earlier than the first Policy Anniversary, or later than the last day of the month following the month in which the Annuitant attains age 99. You may elect an Annuity Commencement Date at any time by giving the Company 30 days written notice. If You do not elect an Annuity Commencement Date prior to the last available Annuity Commencement Date, annuity payments will begin as outlined in Section 10.

Cash Value – The amount as defined in Section 5 that is available for Surrender.

Commissioner - The primary Insurance Regulator for the State in which this policy has been issued.

Committed Premium Period - Begins on the Policy Date and continues through the first Policy Quarterversary.

Cumulative Premium Payments - The initial Premium Payment plus any subsequent Premium Payments received.

Custodial Care - Care designed primarily to help a person with the activities of daily living, but does not provide continuous attention of trained medical or paramedical personnel.

DCA Source Account - The Money Market Subaccount and/or other Subaccount(s) as identified by the Company and the DCA Fixed Account Option, if offered, which are permitted to be used in conjunction with Dollar Cost Averaging.

Decedent - The deceased Annuitant or Owner.

Fixed Account Guaranteed Minimum Effective Annual Interest Rate – If the Fixed Account is offered, the minimum guaranteed credited rate used to determine the Fixed Account portion of Your Policy Value prior to the Annuity Commencement Date. This rate will apply for the life of the policy and is shown in Section 2 - Policy Data.

Good Order – The receipt by the Company, at our Administrative Office, of all information, documentation, instructions and/or Premium Payment deemed necessary by the Company, in its sole discretion, to issue the policy or execute any transaction pursuant to the terms of the policy.

Guaranteed Period Option or GPO – An Investment Option offered within the Fixed Account which credits a guaranteed interest rate for a specified period of time.

Hospital - An institution which:

1.	Is operated pursuant to the laws of the jurisdiction in which it is located;

2.	Operates primarily for the care and treatment of sick and injured persons on an inpatient basis;

3.	Provides 24-hour nursing service by or under the supervision of registered graduate nurses;

4.	Is supervised by a staff of one or more licensed Physicians; and

5.	Has medical, surgical and diagnostic facilities or access to such facilities.

Investment Options – Any of the Subaccounts of the Separate Account and any of the options of the Fixed Account, if offered.

NIC13 VAO1013(NY)	Page 3

Market Day – Any day and for so long as the New York Stock Exchange is open for business.

Nursing Care – Care prescribed by a Physician and performed or supervised by a registered graduate nurse. Such care includes nursing and rehabilitation services available 24 hours a day.

Nursing Facility - A facility which:

1.	Is operated under the laws of the jurisdiction in which it is located;

2.	Provides Nursing Care or Custodial Care;

3.	Primarily provides Nursing Care under the direction of a licensed Physician, registered graduate nurse, or licensed vocational nurse, except when providing Custodial Care; and

4.	Is not other than incidentally a Hospital, a retirement home, a rest home, a community living center or a place mainly for the treatment of alcoholism, mental illness or drug abuse.

Owner – The person who may exercise all rights and privileges under the policy.

Physician - A Doctor of Medicine or Doctor of Osteopathy who is licensed as such and operating within the scope of such license.

Policy Anniversary – The anniversary of the Policy Date for each year the policy remains in force. If a certain date does not exist in a given month, the first day of the following month will be used.

Policy Date – The date, shown in Section 2 - Policy Data, on which this policy becomes effective.

Policy Quarter - Each successive 3-month period beginning on the Policy Date.

Policy Quarterversary - Each successive 3-month anniversary of the Policy Date. If a certain date docs not exist in a given month, the next calendar day will be used.

Policy Value – The amount described in Section 6, which represents the value of Your Investment Options.

Policy Year – The 12-month period following the Policy Date shown in Section 2 - Policy Data. The first Policy Year starts on the Policy Date. Each subsequent Policy Year starts on the anniversary of the Policy Date.

Premium Based Charge (PBC) - The total charge assessed during the Premium Based Charge Period for each Premium Payment.

Premium Based Charge (PBC) Percentage - The percentage applied to each Premium Payment to determine the Premium Based Charge for the Premium Payment. This percentage is shown in Section 2 - Policy Data.

Premium Based Charge (PBC) Period - The period of time that a Premium Based Charge is scheduled to be assessed as shown in Section 2 - Policy Data.

NIC13 VAO1013(NY)	Page 4

Premium Based Charges (PBC) Paid - The sum of all quarterly charges for a Premium Payment previously calculated and collected as part of the Quarterly Premium Based Charge.

Premium Payment – The sum of all amounts paid to us by or on behalf of an Owner on a given Market Day, as consideration for the benefits provided under this policy.

Premium Withdrawn - For the purposes of calculating any applicable surrender charge, it is the portion of a Premium Payment that is withdrawn from the policy that either has no Remaining Premium Based Charge or which is in excess of the surrender charge-free amount. This does not include withdrawals attributable to the 10% Free Amount or a Required Minimum Distribution in excess of the surrender charge-free amount.

Quarterly Premium Based Charge (PBC) - The total charge that is deducted from the Policy Value on a Policy Quarterversary, as described in Section 6 of the Policy.

Remaining Premium Base Charge (PBC) - The Premium Based Charge for a Premium Payment reduced by both Premium Based Charges Paid and all surrender charges paid or waived (due to Nursing Care or Terminal Condition) for all prior Premium Withdrawn from the Premium Payment.

Remaining Premium Based Charge (PBC) Period - The number of Policy Quarterversaries remaining until the end of the PBC Period for a Premium Payment.

Remaining Premium Payment - For the purposes of calculating any applicable surrender charge-free amount and surrender charge, it is the Premium Payment less the sum of all prior Premium Withdrawn from the Premium Payment.

Separate Account – The separate investment account(s) established by us, under the Investment Company Act of 1940, as amended (the “1940 Act”), to which Premium Payments under the policy may be allocated.

Subaccount – A division within the Separate Account, the assets of which are invested in a specified underlying fund portfolio.

Surrender – A request for full withdrawal of Cash Value and termination of this policy.

Terminal Condition – A condition resulting from an accident or illness which, as determined by a Physician, has reduced life expectancy to not more than 12 months, despite appropriate medical care.

Valuation Period - The period of time from one determination of the value of each Subaccount to the next. Such determinations are made when the values of the assets and liabilities of each Subaccount are calculated. This is generally the close of business on each Market Day.

You, Your – The Owner of this policy. Unless otherwise specified, the Annuitant and the Owner shall be the same person. If a joint Owner is named, reference to “You” or “Your” in this policy will apply to both the Owner and any joint Owner. If the Owner is a trust and the trust allows any person(s) other than the trustee to exercise ownership rights under the policy, then such person(s) must be named as the Annuitant, as applicable. The Owner, while living, controls all rights and benefits under the policy.

NIC13 VAO1013(NY)	Page 5

SECTION 2 – POLICY DATA

Policy Information

Policy Number:	12345

Policy Date:	October 1, 2013

Income Tax Status of the Policy:	Non-Qualified

Initial Premium Payment:	$10,000.00

Last Available Annuity Commencement Date:	October 31, 2077

Death Benefit Option:	Return of Premium

Annuitant(s) Information

Annuitant(s):	John Doe

Primary Annuitant’s Issue Age/Sex:	35 / Male

If Unisex appears following Primary Annuitant’s Age/Sex, then annuity payments will be determined using unisex factors in Sections 12 and 13.

Owner(s) Information

Owner(s):	John Doe

Primary Owner’s Issue Age/Sex:	35 / Male

If Unisex appears following Primary Owner’s Age/Sex, then annuity payments will be determined using unisex factors in Sections 12 and 13.

Rate Information for Fixed Account, if offered

Fixed Account Guaranteed Minimum Effective Annual Interest Rate:*	1.00% - THE COMPANY IS NOT CURRENTLY OFFERING A FIXED ACCOUNT OPTION.

Initial Fixed Account Interest Rate:	1.00% 1 Year Fixed Guaranteed Period 1.00% 3 Year Fixed Guaranteed Period 1.00% 5 Year Fixed Guaranteed Period 1.00% 7 Year Fixed Guaranteed Period

*	This rate applies for the life of the policy.

After the Policy Date, we reserve the right to (I) refuse Premium Payments to the Fixed Account and (II) prohibit transfers to the Fixed Account.

The credited interest rate for the Dollar Cost Averaging Fixed Account will never be less than the Fixed Account Guaranteed Minimum Annual Interest Rate shown above.

NIC13 PDO1013(NY)	Page 6(a)

SECTION 2 – POLICY DATA (continued)

Minimum Premium Payments

Minimum Initial Premium Payment:	Non-Qualified - $10,000 Qualified - $10,000

Minimum Subsequent Premium Payment:	$50

Maximum Premium Payments (without prior Company Approval)

	Issue Age 0-80*	Issue Age 81+*
Total during the 1st Policy Year:	$1,000,000	$500,000

Total during each Policy Year After 1st Policy Anniversary:	Non-qualified - $25,000 Qualified - Lesser of $60,000 or IRS Contribution limit	Non-qualified - $25,000 Qualified - Lesser of $60,000 or IRS Contribution limit

Cumulative Maximum Premiums - Life of Policy:	$1,000,000	$500,000

*	Issue Age is the greater of the Owner(s)’ or Annuitant(s)’ age.

Mortality and Expense Risk Fee and Administrative Charge

Before the Annuity Commencement Date:	0.90%

After the Annuity Commencement Date:	0.90%

NIC13 PDO1013(NY)	Page 6(b)

SECTION 2 – POLICY DATA (continued)

PREMIUM BASED CHARGE SCHEDULE:

Cumulative Premium Payments:	Premium Based Charge Percentage
$0 to < $50,000	5.0%
$50,000 to < $100,000	4.5%
$100,000 to < $250,000	3.5%
$250,000 to < $500,000	2.5%
$500,000 to < $1,000,000	2.0%
$1,000,000 or greater	1.25%

The applicable Premium Based Charge Percentage for each Premium Payment will be determined as follows:

A.

For all Premium Payment(s) received during the Committed Premium Period, the Cumulative Premium Payments used to determine the PBC Percentage for each Premium Payment will be based upon the Cumulative Premium Payments received during the Committed Premium Period.

B.

For all Premium Payment(s) received after the Committed Premium Period, the Cumulative Premium Payments used to determine the PBC Percentage for each Premium Payment will be based upon the Cumulative Premium Payments received through the day each Premium Payment is received, including the amount of the current Premium Payment.

Once determined, as outlined in A or B above, the PBC Percentage for each Premium Payment is fixed and will not be reduced if withdrawals are taken or additional Premium Payments are received.

Premium Based Charge (PBC) Period: The period of time, beginning on the Policy Quarterversary on which or immediately after which the Premium Payment is allocated to the Policy and continuing for a total of 28 consecutive Policy Quarterversaries.

NIC13 PDO1013(NY)	Page 6(c)

SECTION 2 – POLICY DATA (continued)

Service Charge

Service Charge at the Time of Issue:	$50

Maximum Annual Service Charge:	$50

The Company may waive some or all of Your service charge each year based on Your Policy Value, Premium Payments made or active participation in specific online or e-delivery service programs at the time a service charge is assessed.

1.	If Your Policy Value or Cumulative Premium Payments minus all withdrawals equals or exceeds:

$50,000   = up to a $35 fee waiver

$250,000 = up to a $50 fee waiver

2.	Enrollment in specific online or e-delivery service programs may result in up to a $l5 fee waiver.

Transfer Minimums and Charges Before the Annuity Commencement Date

Transfers Allowed Without Charges in any One Policy Year:	12

Charges After Allowable Transfers in any One Policy Year:	$10

Minimum Transfer Amount from a Subaccount:	$500 or the entire Subaccount Policy Value, if less

Minimum Transfer Amount from a GPO:	$50

Dollar Cost Averaging (DCA)

DCA Source Account Minimum:	$3,000

Minimum Amount of each Transfer:	$500

Minimum Time DCA can be Scheduled:	6 months

Maximum Time DCA can be Scheduled:	24 months

NIC13 PDO1013(NY)	Page 6(d)

SECTION 3 – GENERAL PROVISIONS

The Contract

The entire contract consists of this policy, the Policy Data page, endorsements or riders, if any, and the application signed by You, a copy of which is attached hereto. If any portion of this policy or rider attached hereto shall be found to be invalid, unenforceable or illegal, the remainder shall not in any way be affected or impaired thereby, but shall have the same force and effect as if the invalid, unenforceable or illegal portion had not been inserted. All statements in the application made by or under the authority of the applicant are representations and not warranties. Nothing is incorporated by reference, unless a copy is endorsed upon or attached to the policy. Nothing in the policy or any attached endorsements or riders thereto invalidates or impairs any right granted to the Owner by New York law or this policy.

Modification of Policy

No change in this policy is valid unless made in writing by us and approved by one of our authorized officers.

Tax Qualification and Change of Law

This policy is intended to qualify as an annuity contract for federal income tax purposes. The provisions of this policy are to be interpreted to maintain such qualification, notwithstanding any other provisions to the contrary. To maintain such tax qualification, we reserve the right to amend this policy, retroactively or prospectively, to reflect any amendment or clarifications that may be needed or are appropriate to maintain such tax qualification or to conform this policy to any applicable changes in the tax qualification requirements. Any such amendment will be filed with and approved by the Department of Financial Services prior to use. We will send You a copy in the event of any such amendment. If You refuse such an amendment, You must provide written notice to us, and Your refusal may result in adverse tax consequences. We reserve the right to amend this policy or riders attached to, as necessary to comply with specific direction provided by our state or federal regulators, through change of law, rule, regulation, bulletin, regulatory directives or agreements. If any change diminishes Your rights or benefits under this policy. Your written consent is required.

Non-Participating

This policy will not share in our profits.

Age or Sex Corrections

We may require proof of the Annuitant’s or Owner’s age and/or sex before any payments associated with the death benefit or any rider(s) attached to this policy are made. If the age and/or sex of the Annuitant or Owner is incorrectly stated, we will base any such payment associated with the death benefit and/or rider benefit proceeds on the Annuitant’s or Owner’s correct age and/or sex. If required by law to ignore differences in the sex of the Annuitant, the annuity payments will be determined using the unisex factors in Section 12.

We may require proof of the Annuitant’s age and/or sex before starting annuity payments. If the age and/or sex (or both) of the Annuitant is incorrectly stated, we will correct the amount payable based upon the Annuitant’s correct age and/or sex, if applicable. Any underpayment made by us will be paid with the next payment. Any overpayment by us will be deducted from future payments. Any underpayment or overpayment will include annual interest at a rate of 1% per year, from the date of the underpayment or overpayment to the date of the adjustment.

Incontestability

This policy shall be incontestable from the Policy Date.

Involuntary Cashout

If, at anytime, Your Cash Value is below $2,000, and there have been no Premium Payments made to the policy within the last three Policy Years, we reserve the right to pay the Policy Value and terminate the policy.

The Company will not exercise this right for any policies which have an active Guaranteed Lifetime Withdrawal Benefit rider attached to it and the rider withdrawal base is greater than zero.

Evidence of Survival

We have the right to require reasonable and satisfactory evidence that a person is alive if a payment is based on that person being alive.

NIC13 VAO1013(NY)	Page 7

Rights of Owner

The Owner may, while the Annuitant is living:

a.	Assign this policy;

b.	Surrender the policy to us;

c.	Amend or modify the policy with our consent;

d.	Receive annuity payments or name a payee to receive the payments; and

e.	Exercise, receive and enjoy every other right and benefit contained in the policy.

The use of these rights may be subject to the consent of any assignee or irrevocable beneficiary, and of the spouse in a community or marital property state. Unless we have been notified of a community or marital property interest in this policy, we will rely on our good faith belief that no such interest exists and will assume no responsibility for inquiry.

Change of Ownership

In the case of a non-tax-qualified annuity, You can change the Owner of this policy from Yourself to a new Owner. You must send written notification, to our Administrative Office, which contains all necessary information to make the change. Any Owner change made, unless otherwise specified by the Owner, shall take effect on the date the notification is signed by the Owner, when received in Good Order, subject to any payments made or actions taken by us prior to receipt of the notification. No change will apply to any payment we made before the written notice was received.

We may require that the change be endorsed in the policy. Changing the Owner does not change the beneficiary or the Annuitant. A change of Ownership may result in adverse tax consequences. A change in Ownership due to death is outlined further in Section 9.

Assignment

In the case of a non-tax-qualified annuity, this policy may be assigned. You must send written notification, to our Administrative Office, which contains all necessary information to make the change. Any assignment made, unless otherwise specified by the Owner, shall take effect on the date the notification is signed by the Owner, when received in Good Order, subject to any payments made or actions taken by us prior to receipt of the notification.

We assume no responsibility for the validity of any assignment. Any claim made under an assignment shall be subject to proof of interest and the extent of the assignment. Assignment does not change the benefit or amount of the policy.

This policy may be applied for and issued to qualify as a tax-qualified annuity under certain sections of the Internal Revenue Code (IRC). Ownership of this policy is then restricted so it will comply with provisions of the IRC.

Assignment of this policy may result in adverse tax consequences.

Beneficiary

Amounts payable upon death in accordance with Section 9, may be payable to the designated beneficiary or beneficiaries. Such beneficiary(ies) must be named and may be changed without beneficiary consent (unless irrevocably designated or required by law) by notifying us in writing, on a form acceptable to us. Unless otherwise specified by You, the change will take effect upon the dale You sign it, whether or not You are living when we receive it, subject to any payments made or actions taken by the Company prior to receipt of this notice. The notice must have been postmarked (or show other evidence of delivery that is acceptable to us) on or before the Decedent’s date of death. Your most recent beneficiary change notice will replace any prior beneficiary designations. No change will apply to any payment we made before the written notice was received by us. If an irrevocable beneficiary dies, You may designate a new beneficiary.

You may elect the method of payment for each named beneficiary, subject to our then current rules, prior to the date of death of the Decedent. When no such election is made as to a specific beneficiary, such beneficiary must elect the method of payment within 60 days of the date we receive all required documentation, in Good Order, to pay the amount payable to that beneficiary. If no election is made as to the method of payment by the beneficiary, we will distribute the proceeds in a lump sum.

If there is more than one beneficiary at any level (primary or contingent), and You failed to specify their interest, they will share equally.

NIC13 VAO1013(NY)	Page 8

a.	General Distribution Rules

Unless You have provided other specific instructions to us, amounts payable upon death will be paid in accordance with Section 9 and as outlined below:

1.	If a primary beneficiary is alive at the time of Decedent’s death, and there is no surviving Owner, payment will be made to the primary beneficiary;

2.

If a primary beneficiary dies before the Decedent and there are additional living primary beneficiaries, the deceased primary beneficiary’s interest will be shared proportionately with all living primary beneficiaries;

3.	When all primary beneficiaries die before the Decedent’s death, payment will be made to the living contingent beneficiary(ies), if any;

4.

If a contingent beneficiary dies before the Decedent and there are additional living contingent beneficiaries, the deceased contingent beneficiary’s interest will be shared proportionately with all living contingent beneficiaries;

5.	In the event no primary or contingent beneficiaries have been named and/or all have died before the Decedent, the Owner’s estate will become the beneficiary;

6.	If a primary or contingent beneficiary dies after the Decedent’s death, but prior to death proceeds being payable to the beneficiary, payment will be made to the beneficiary’s estate.

b.	Other Specific Instructions

You may provide specific instructions to the Company which direct that upon the death of a beneficiary, that their interest pass to a specific contingent beneficiary(ies) or per stirpes.

1.

Per Stirpes: If You provide instructions that a specific primary or contingent beneficiary’s share be passed per stirpes, we will pay that beneficiary’s share to their identifiable lineal descendants who are living at the time of Decedent’s death.

2.

Specific Contingent: If You provide instructions that a specific primary or contingent beneficiary’s share be passed to a specified contingent beneficiary(ies), we will pay that specific beneficiary’s share to those identifiable specific contingent beneficiaries who are living (or in existence) at the time of Decedent’s death.

Unless otherwise instructed in writing by You, a deceased beneficiary share will be distributed as outlined under General Distribution Rules above.

Protection of Proceeds

Unless You so direct by filing written notice with us, no beneficiary may assign any payments under this policy before the same are due. To the extent permitted by law, no payments under this policy will be subject to the claims of creditors of any beneficiary.

Deferment

Payment of any amount due from the Separate Account for a Surrender, withdrawal or death proceeds will generally occur within seven days from the date we receive in Good Order all required information. We may defer payments or transfers from the Separate Account if:

a.	The New York Stock Exchange is closed other than for usual weekends or holidays or trading on the Exchange is otherwise restricted;

b.	An emergency exists as defined by the Securities and Exchange Commission (SEC) or the SEC requires that trading be restricted; or

c.	The SEC permits a delay for the protection of Owners.

We may defer payment of any transfers, withdrawals or Surrender proceeds from the Fixed Account, if offered, for up to 6 months from the date we receive Your request. If the Owner or Annuitant dies after the request is received, but before the request is processed, the request will be processed before the death proceeds are determined. Interest will be paid on any amount deferred for 10 days or more. We will pay interest on that amount from the date of receipt to the date of payment, at a current interest rate determined by the Company’s Board of Directors.

If we delay payment of any transactions as noted above, we will disclose to You the specified date on which the above transactions will be effective and the reason for the delay.

NIC13 VAO1013(NY)	Page 9

Reports to Owner

We will give You a report at least once each Policy Year, and may provide it more often. This report will show the start date and end date for the current period and include the following information:

a.	The amounts credited or debited to the Policy Value during the current report period;

b.	The Policy Value at start and end date of the current report period;

c.	The number and value of the accumulation units held in each Separate Account;

d.	The Cash Value, at start and end date of the current report period;

e.	The death benefit at the end of the current report period; and

f.	The dollar amount in the Fixed Account, if any.

A report as described above will be mailed to Your last known address as shown in our records. The information provided will be as of a date not more than four months prior to the date of the mailing. We will provide copies of the report available to You upon request at no additional cost.

SECTION 4 – PREMIUM PAYMENTS

Payment of Premiums

Premium Payments may be made any time while this policy is in force and prior to the Annuity Commencement Date, subject to the minimums and maximums as specified in Section 2 – Policy Data. We may prohibit Premium Payments and/or transfers to the Fixed Account options described in Section 11 if the yield on investments at such time is not sufficient to support the statutory minimum interest rate guarantee and other company expenses. We will provide 30 days advance written notice of this decision. We will also provide timely written notification to You once any such prohibition of premiums to the Fixed Account is no longer in effect.

Premium Payment Date

The Premium Payment date is the date the Premium Payment is credited to the policy. The initial Premium Payment will be credited to the policy within two Market Days after the Market Day we receive it and Your complete policy information in Good Order. Subsequent Premium Payments will be credited to the policy as of the Market Day the Premium Payment and required information are received in Good Order.

Allocation of Premium Payments

Premium Payments may be applied to various Investment Options, which we make available. For each Premium Payment, You must indicate what percentage to allocate to various Investment Options. For additional Premium Payments, allocations will be what is currently indicated by You. Each percentage may be either zero or any whole number; however, the allocation among all Investment Options must total 100%.

Change of Allocation

You may change allocations for additional Premium Payments by providing us instructions. The allocation change will apply to Premium Payments received on or after the date we receive the allocation change in Good Order. We will allocate subsequent Premium Payments the same way, unless You request a different allocation.

Premium Taxes

The insurance laws of the State of New York as of 2012 do not allow the imposition of premium taxes on annuity considerations. Therefore, wherever reference is made in this annuity policy to the deduction of premium taxes, such deductions will not be made while the Owner is a resident of the State of New York, unless subsequent changes in New York’s insurance laws provide otherwise. The amount of any applicable premium tax imposed on amounts relating to this annuity policy may be deducted from this annuity policy. For purposes of this annuity policy, premium taxes include retaliatory taxes or similar taxes.

NIC13 VAO1013(NY)	Page 10

SECTION 5 – CASH VALUE AND WITHDRAWALS

A. Cash Value

On or before the Annuity Commencement Date, You may make withdrawals or Surrender the Cash Value. The Cash Value is equal to the Policy Value less any surrender charges. Information on the current amount of Your Cash Value is available upon request. We must receive Your withdrawal or Surrender request, in Good Order, before the Annuity Commencement Date.

There is no Cash Value once an income option has been selected, all necessary instructions are received in Good Order, and the Company has issued a supplementary contract.

B. Withdrawals and Surrenders

You may, on or before the Annuity Commencement Date, withdraw all (Surrender) or a portion (withdrawal) of the amount available under this policy, provided we receive Your request, in Good Order, while this policy is in effect and before the Annuity Commencement Date. The minimum withdrawal is $500, with the exception of systematic payouts and required minimum distributions.

You may specify that the withdrawal be taken from one or more specific Investment Options or pro rata from all Investment Options. If You do not specify the Investment Option from which the withdrawal is to be made, the withdrawal will be taken pro rata from all Investment Options relative to the value in each Investment Option.

Withdrawals will reduce the amount of the death proceeds. Withdrawals and Surrenders will normally be effective as of the end of the Market Day the request is received in Good Order.

The gross withdrawal is the total amount which will be deducted from Your Policy Value as a result of each withdrawal. The gross withdrawal may be more than Your requested withdrawal amount, depending on whether surrender charges apply at the time of the withdrawal.

The gross withdrawal = R + SC, where:

“R” Is the requested withdrawal;

“SC” Is the surrender charge on the excess withdrawal amount.

The excess withdrawal amount is the portion of the requested withdrawal that is subject to surrender charges (that is, the portion which is in excess of the surrender charge-free portion). For example, if the requested withdrawal amount is $1,000, and the surrender charge-free amount is $200, then the excess withdrawal would be $800.

Excess withdrawals will reduce the Policy Value by an amount equal to X + Z; where:

“X” Is the excess withdrawal; and

“Z” Is surrender charge on X.

Each withdrawal consists of a portion which may be subject to a surrender charge (that is, the excess withdrawal) and a remaining portion that is free from surrender charge (that is, the surrender charge-free amount). Either portion may be zero (0) depending on the withdrawal requested and prior amounts withdrawn.

Systematic Payout Option

A Systematic Payout Option (SPO) is a series of pre-scheduled withdrawals. Beginning in the first Policy Year, a SPO is available on a monthly, quarterly, semi-annual or annual basis. At the time a SPO is made, each such payout must be at least $50. Monthly and quarterly SPO’s must be sent through electronic funds transfer directly to a checking, savings or other similar financial account. You may stop SPO payouts at any time with a 30 day written notice sent to our Administrative Office.

NIC13 VAO1013(NY)	Page 11

Surrender Charge-Free Amount

You may withdraw a portion of Your Policy Value free from any surrender charge each Policy Year. The surrender charge-free amount is equal to the PBC Free Payments plus the 10% Free Amount, not to exceed the current Cash Value, where:

“PBC Free Payments”	Is equal to the sum of all Remaining Premium Payments with no Remaining PBC; and

“10% Free Amount”	Is 10% of all Remaining Premium Payments with a Remaining PBC, less any previously withdrawn 10% Free Amount in the same Policy Year, not to be less than zero.

Any unused portion of Your 10% Free Amount shown above cannot be carried forward to subsequent Policy Years.

Amounts withdrawn under one of the options below may reduce the amount available free of surrender charges under another option. Surrender charges may be waived as described below. A withdrawal or surrender shall not prejudice the waiver of any surrender charge while any of the options described below are in force.

Required Minimum Distribution

For tax-qualified plans and policies, withdrawals taken to satisfy required minimum distribution requirements under Section 401(a)(9) of the Internal Revenue Code (IRC) are available with no surrender charges. The amount available from this policy with respect to the required minimum distribution is based solely on this policy. All withdrawals taken during the current calendar year will reduce the remaining amount available that same calendar year without surrender charges under this provision. The surrender charge-free amount and the required minimum distribution amount available under this provision are not cumulative. Withdrawals taken to satisfy required minimum distribution requirements which exceed the surrender charge-free amount will not reduce Remaining Premium Payments or cause a reduction in any Remaining PBC.

Any amount requested in excess of the IRC required minimum distribution based solely on this policy will have the appropriate surrender charges applied, unless the excess distribution qualifies as surrender charge-free under any additional options provided.

Nursing Care and Terminal Condition Waiver

This benefit is not intended to provide long-term care or nursing home insurance.

Beginning in the first Policy Year, You may elect to Surrender or withdraw a portion of the Policy Value without surrender charges if the Owner or Owner’s spouse (Annuitant or Annuitant’s spouse, if the Owner is a non-natural person) has been:

1.	Confined in a Hospital or Nursing Facility for 30 consecutive days; or

2.	Diagnosed as having a Terminal Condition.

The minimum withdrawal under this waiver is $1,000. This option is available even during Policy Years other withdrawal options were exercised prior to Nursing Care. Any surrender charges waived will also reduce Remaining PBC and will result in a lower Quarterly PBC on the following Quarterversary.

For a waiver of confinement in a Hospital or Nursing Facility, we must receive each withdrawal request (and proof of eligibility with each request) no later then 90 days following the date that confinement has ceased, unless it can be shown that it was not reasonably possible to provide the notice and proof within the above time period and that the notice and proof were given as soon as reasonably possible. However, in no event shall the notice and proof be provided later than one year following the date that confinement has ceased. Proof of confinement may be a Physician’s statement or a statement from a Hospital or Nursing Facility administrator.

For a waiver related to a Terminal Condition, proof of eligibility is required only with the initial withdrawal request and must be furnished by the Owner’s, Owner’s spouse’s, Annuitant’s, or Annuitant’s spouse’s Physician. We must receive a new written request for each withdrawal under this waiver. Each withdrawal request must be received no later than one year following diagnosis of the Terminal Condition.

If a request for this waiver is denied, the Owner will be notified of the denial. The Owner will be provided an opportunity to instruct the Company of their desire to either proceed with or cancel their withdrawal or Surrender, including any surrender charges, if a waiver request is denied.

NIC13 VAO1013(NY)	Page 12

Surrender Charges

Withdrawals or Surrenders in excess of the surrender charge-free amount are subject to a surrender charge. The amount of this charge, if any, will be calculated as described below:

Order of Operations

For purposes of calculating surrender charges, withdrawals will be considered withdrawn in the following order:

Amounts that are less than or equal to the greater of the surrender charge-free amount or any applicable required minimum distribution:

1.

The oldest Remaining Premium Payment with no Remaining PBC is the first Premium Payment considered to be withdrawn and will reduce the Remaining Premium Payment. If the amount withdrawn exceeds this, the next oldest Remaining Premium Payment with no Remaining PBC is considered to be withdrawn, and so on until all Remaining Premium Payments with no Remaining PBC have been withdrawn.

2.

When the PBC Free Payments are equal to zero, the 10% Free Amount and any applicable required minimum distribution remaining will be withdrawn from the Policy Value, however, they will not be considered Premium Withdrawn and will not reduce any Remaining Premium Payments.

Amounts that exceed the greater of the surrender charge-free amount or any applicable required minimum distribution:

1.

The oldest Remaining Premium Payment with a Remaining PBC is the first Premium Payment considered to be withdrawn and will reduce the Remaining Premium Payment. If the amount withdrawn exceeds this, the next oldest Remaining Premium Payment with a Remaining PBC is considered to be withdrawn, and so on until all Remaining Premium Payments with a Remaining PBC have been withdrawn.

Surrender Charge Calculations

Upon Surrender:

The surrender charge is equal to the sum of any Remaining PBC for all Premium Payments. The amount paid on surrender will never be less than the Cash Value described earlier in this section.

Upon Withdrawal:

1.	For withdrawals during the Committed Premium Period:

If there is a withdrawal during the Committed Premium Period that exceeds the surrender charge-free amount for all Premium Payments received through the date of the withdrawal, the PBC Percentage used for calculating any applicable surrender charge will be based upon Cumulative Premium Payments received through the date of the withdrawal.

For the purposes of calculating the PBC on the first Policy Quarterversary, the PBC Percentage for all Premium Payments made during the Committed Premium Period will be calculated as outlined under the Premium Based Charge Schedule, shown in Section 2 - Policy Data.

If the PBC Percentage calculated at the time of a withdrawal, for purposes of determining the surrender charge, is greater than the PBC Percentage calculated for the same Premium Payment on the first Policy Quarterversary, a surrender charge adjustment will be credited to the Policy Value. The surrender charge adjustment for each Premium Withdrawn will equal A - B, where:

“A”	is the amount of the surrender charge assessed at the time of withdrawal; and

“B”	is the amount of the surrender charge, when recalculated using the PBC Percentage determined on the first Policy Quarterversary.

The surrender charge adjustment will be credited to the Policy Value on the first Market Day on or after the first Policy Quarterversary. The credit will be applied pro rata to all Investment Options relative to the value in each Investment Option on the date of the credit. Surrender charges paid will include those assessed at the time of a withdrawal less any surrender charge adjustments.

NIC13 VAO1013(NY)	Page 13

2.	For all withdrawals:

As outlined earlier in this section, withdrawals will first reduce Premium Payments which have no Remaining PBC, followed by reduction of the 10% Free Amount and only then reduce Premium Payments which have a Remaining PBC.

Withdrawals which in total exceed the surrender charge-free amount will be subject to a surrender charge. The surrender charge for each Premium Withdrawn will be equal to A x (B / C), where:

“A” Is the Remaining PBC prior to the withdrawal;

“B” Is the Premium Withdrawn; and

“C” Is the Remaining Premium Payment prior to the withdrawal.

The total surrender charge assessed for a withdrawal will be the sum of all surrender charges for each Premium Withdrawn.

If a withdrawal would result in the Policy Value after the withdrawal being equal to or less than the total Remaining Premium Based Charges under the policy, the Company reserves the right to treat Your withdrawal as a request for full surrender, assess a surrender charge equal to all Remaining Premium Based Charges, pay You the Cash Value and terminate Your Policy. The Company will not exercise this right if Your policy has an active Guaranteed Lifetime Withdrawal Benefit rider attached to it and the amount of Your withdrawal does not exceed the remaining Rider Withdrawal Amount for that Rider Year.

Minimum Values

Benefits available under this policy, including any paid up annuity values, Cash Values, or death benefits, are not less than those required by the insurance laws of the state of New York.

SECTION 6 – POLICY VALUE

Policy Value

On or before the Annuity Commencement Date, the Policy Value is equal to Your:

a.	Premium Payment(s); minus

b.	Gross withdrawals (withdrawals plus the surrender charge on the portion of the requested withdrawal that is subject to the surrender charge); plus

c.	Interest credited to the Fixed Account (if any); plus

d.	Accumulated gains including the deduction of the Mortality and Expense Risk Fee and Administrative Charge, in the Separate Account; minus

e.	Accumulated losses including the deduction of the Mortality and Expense Risk Fee and Administrative Charge, in the Separate Account; minus

f.	Service charges, rider fees, premium taxes, Premium Based Charges Paid and transfer fees if any.

Service Charge

On each Policy Anniversary prior to the Annuity Commencement Date and at the time of Surrender, we may deduct an annual service charge as set forth in Section 2 - Policy Data. The service charge will be deducted from each Subaccount in proportion to the portion of Policy Value (prior to such charge) in each Subaccount. In no event will the service charge exceed 2% of the Policy Value or the maximum, as shown in Section 2 - Policy Data, on the Policy Anniversary or at the time of Surrender.

NIC13 VAO1013(NY)	Page 14

Premium Based Charge (PBC)

Each Premium Payment contributed to the policy is assigned a Premium Based Charge. The PBC is calculated by multiplying the Premium Payment by the applicable PBC Percentage shown in Section 2 - Policy Data.

On each Policy Quarterversary, we will deduct from the Policy Value a Quarterly PBC. The Quarterly PBC will be the sum of all charges for each Premium Payment. The individual charge for each Premium Payment is equal to A divided by B where:

“A” Is the Remaining PBC; and

“B” Is the Remaining PBC Period.

The Quarterly PBC is deducted from the Policy Value on the first Market Day on or after each Policy Quarterversary. The Quarterly PBC will be deducted from each Subaccount in proportion to the portion of Policy Value (prior to such charge) in each Subaccount.

If there is a withdrawal in excess of the surrender charge-free amount which results in a surrender charge, as described in Section 5, the Remaining PBC will be reduced by the amount of any surrender charge paid or waived.

SECTION 7 – SEPARATE ACCOUNT

Separate Account

We have established and will maintain one or more Separate Account(s), under the laws of the state of New York. Any realized or unrealized income, net gains and losses from the assets of the Separate Account are credited to or charged against it without regard to our other income, gains or losses. Assets are put in the Separate Account for this policy, as well as for other variable annuity policies. Any Separate Account may invest assets in shares of one or more mutual fund portfolio(s), or in the case of a managed Separate Account, direct investments in stocks or other securities as permitted by law. Fund shares refer to shares of underlying mutual funds or pro-rata ownership of the assets held in a Subaccount of a managed Separate Account. Fund shares are purchased, redeemed and valued on behalf of the Separate Account.

The Separate Account is divided into Subaccounts. Each Subaccount invests exclusively in shares of one of the portfolios of an underlying fund. We reserve the right to add or remove any Subaccount of the Separate Account. You will be notified in writing of any changes to the Subaccounts.

The Separate Account meets the definition of a “Separate Account” under rule 0-1(e)(1) of the Investment Company Act of 1940 (the “1940 Act”). The assets of the Separate Account are our property. These assets will equal or exceed the reserves and other contract liabilities of the Separate Account. These assets will not be chargeable with liabilities arising out of any other business we conduct. We reserve the right, subject to regulations governing the Separate Account, to transfer assets of a Subaccount, in excess of the reserves and other contract liabilities with respect to that Subaccount, to another Subaccount or to our General Account.

We will determine the fair market value of the assets of the Separate Account in accordance with the Valuation Period, which we establish in good faith. In order to determine the value of an asset on a day that is not a Market Day, the Company will use the value of that asset as of the end of the next Market Day on which trading takes place.

The Company will determine the value of the reserves for assets in the Separate Account at the end of each Market Day. In order to determine the value of reserves for assets on a day that is not a Market Day, the Company will use the value of that asset as of the end of the prior Market Day on which trading took place.

NIC13 VAO1013(NY)	Page 15

We also reserve the right (with prior authorization from the Superintendent) to transfer assets of the Separate Account, which we determine to be associated with the class of policies to which this policy belongs, to another Separate Account. If this type of transfer is made, the term “Separate Account”, as used in the policy shall then mean the Separate Account to which the assets are transferred.

We also reserve the right, when permitted by law and with any required approval from the Superintendent, to:

a.	Deregister the Separate Account under the Investment Company Act of 1940;

b.	Manage the Separate Account under the direction of a committee at any time;

c.	Restrict or eliminate any voting rights of policy Owners or other persons who have voting rights as to the Separate Account;

d.	Combine the Separate Account with one or more Separate Accounts;

e.	Create new Separate Accounts;

f.	Add new Subaccounts to or remove existing Subaccounts from the Separate Account, or combine Subaccounts; and

g.	Add new underlying mutual funds, remove existing mutual funds, or substitute a new fund for an existing mutual fund.

The net asset value of a fund share is the per-share value calculated by the mutual fund or, in the case of a managed Separate Account, by the Company. The net asset value is computed by adding the value of the Subaccount’s investments, cash and other assets, subtracting its liabilities, and then dividing by the number of shares outstanding. Net asset values of fund shares reflect investment advisory fees and other expenses incurred in managing a mutual fund or a managed Separate Account.

Change in Investment Objective or Policy of a Mutual Fund

If required by law or regulation, an investment policy of the Separate Account will only be changed if approved by the appropriate insurance official of the state of New York or deemed approved in accordance with such law or regulation. If so required, the process for obtaining such approval is filed with the insurance official of the state or district in which this policy is delivered.

Charges and Deductions

The mortality and expense risk fee and the administrative charge are each deducted, both before and after the Annuity Commencement Date, to compensate for changes in mortality and expenses not anticipated by the mortality and administration charges guaranteed in the policy. Expenses and mortality results will not adversely affect the dollar amounts of variable benefits or other variable contractual payments or values. The mortality and expense risk fee and the administrative charge is specified in Section 2 - Policy Data.

Accumulation Units

The Policy Value in the Separate Account before the Annuity Commencement Date is represented by accumulation units. The dollar value of accumulation units for each Subaccount will change from Market Day to Market Day reflecting the investment experience of the Subaccount.

Premium Payments allocated to and any amounts transferred to the Subaccounts will be applied to provide accumulation units in those Subaccounts. The number of accumulation units purchased in a Subaccount will be determined by dividing the amount allocated to or transferred to that Subaccount by the value of an accumulation unit for that Subaccount on the Premium Payment or transfer date.

NIC13 VAO1013(NY)	Page 16

The number of accumulation units withdrawn or transferred from the Subaccounts will be determined by dividing the amount withdrawn or transferred by the value of an accumulation unit for that Subaccount on the withdrawal or transfer date.

The value of an accumulation unit on any Market Day is determined by multiplying the value of that unit at the end of the immediately preceding Valuation Period by the net investment factor for the Valuation Period.

The net investment factor used to calculate the value of an accumulation unit in each Subaccount for the Valuation Period is determined by dividing (a) by (b) and subtracting (c) from the result, where:

(a)	Is the result of:

1.	The net asset value of a fund share held in that Subaccount determined as of the end of the current Valuation Period; plus

2.	The per share amount of any dividend or capital gain distributions made by the fund for shares held in that Subaccount if the ex-dividend date occurs during the Valuation Period; plus or minus

3.	A per share credit or charge for any taxes reserved for, which we determine to have resulted from the investment operations of that Subaccount.

(b)	Is the net asset value of a fund share held in that Subaccount determined as of the end of the immediately preceding Valuation Period.

(c)

Is a factor representing the mortality and expense risk fee and administrative charge before the Annuity Commencement Date. This factor is less than or equal to, on an annual basis, the percentage shown in Section 2 - Policy Data, of the daily net asset value of a fund share held in that Subaccount.

Since the net investment factor may be greater or less than one, the accumulation unit value may increase or decrease.

SECTION 8 – TRANSFERS

A. TRANSFERS BEFORE THE ANNUITY COMMENCEMENT DATE

Prior to the Annuity Commencement Date, You may transfer the value of the accumulation units from one Investment Option to another within certain limitations.

Transfers of interest credited in the GPO’s to other Investment Options are allowed on a “First-In, First-Out” basis. Such transfers may be made monthly, quarterly, semi-annually, or annually. Each such transfer is subject to transfer minimums and charges as set forth in Section 2 - Policy Data.

You may choose which GPO to transfer to or from; however, any GPO elected may not extend beyond the last available Annuity Commencement Date shown in Section 2 - Policy Data.

Transfers of Policy Value from the Separate Account are subject to a minimum and charges as set forth in Section 2 - Policy Data. If the remaining Subaccount Policy Value is less than the minimum transfer amount, as shown in Section 2 - Policy Data, we reserve the right to include that amount as part of the transfer. Transfers among multiple Investment Options will be treated as one transfer in determining the number of transfers that have occurred.

If You want to transfer the value of the variable units You must provide written notification with the following information provided:

1.	The Investment Option from which the transfer is to be made;

2.	The amount of the transfer; and

3.	The Investment Option(s) to receive the transferred amount.

NIC13 VAO1013(NY)	Page 17

The policy was not designed for the use of market timers or frequent or disruptive traders. Such transfers may be harmful to the underlying fund portfolios and increase transaction costs. We have developed policies and procedures with respect to market timing and disruptive trading (which vary for certain Subaccounts at the request of the corresponding underlying fund portfolios).

We employ various means in an attempt to detect market timing and disruptive trading. However, despite our monitoring, we may not be able to detect nor halt all harmful trading. If we determine You are engaged in market timing or disruptive trading, we may take one or more actions in an attempt to halt such trading. Your ability to make transfers is subject to modification or restriction if we determine, in our sole discretion, that Your exercise of the transfer privilege may disadvantage or potentially harm the rights or interests of other Owners (or others having an interest in the variable insurance products). Transfer restrictions may take the form of loss of expedited transfer privilege. We consider transfers by fax, overnight mail, or the Internet to be “expedited” transfers. This means that we would accept only an original signature transmitted to us only by U.S. mail. We may also restrict the transfer privileges of others acting on Your behalf, including Your registered representative or an asset allocation or investment advisory service.

We reserve the right to reject any Premium Payments or transfer requests from any person without prior notice, if, in our judgment:

1.	The payment or transfer, or series of transfers, would have a negative impact on an underlying fund portfolio’s operations; or

2.	If an underlying fund portfolio would reject or has rejected our purchase order or has instructed us not to allow that purchase or transfer; or

3.	Because of a history of market timing or disruptive trading.

Dollar Cost Averaging

Prior to the Annuity Commencement Dale, You may enroll in Dollar Cost Averaging (DCA) by instructing us to automatically make periodic transfers of Policy Value from a DCA Source Account without waiting for further instructions from You. A DCA program will begin once we have received, in Good Order, all necessary information and the minimum required amount.

You must provide us with the following information to initiate DCA:

1.

The date on which the transfers are to begin. Your request will normally be effective the day after the effective date of the policy. If a certain date does not exist in a given month, the first day of the following month will be used;

2.	The DCA Source Account from which the transfers are to be made. To begin dollar cost averaging, the value of the DCA Source Account is subject to minimums as described in Section 2 - Policy Data;

3.	The amount and frequency of the transfers. You may choose monthly or quarterly transfers. The amount of each transfer is subject to minimums as described in Section 2 - Policy Data; and

4.

The Investment Option(s) to receive the transferred amounts. You may choose one or more Investment Options. If You select more than one Investment Option, Your request must specify how the transferred amounts are to be allocated among these Investments Options and cannot include Your DCA Source Account.

Transfers must be scheduled for a minimum or maximum length of time as specified in Section 2 - Policy Data. DCA results in the purchase of more accumulation units when the value of the accumulation unit is low, and fewer accumulation units when the value of the accumulation unit is high. However, there is no guarantee that the DCA program will result in higher Policy Values or will otherwise be successful.

Asset Rebalancing

Prior to the Annuity Commencement Date, You may instruct us to automatically transfer amounts among the Subaccounts of the Separate Account on a regular basis to maintain a desired allocation of the Policy Value among the various Subaccounts offered. Rebalancing will occur on a monthly, quarterly, semi-annual, or annual basis, beginning on a date selected by You. You must select the percentage of the Policy Value desired in each of the various Subaccounts offered. Any amounts in the DCA Source Account or Fixed Account, if offered, are ignored for the purposes of Asset Rebalancing. Rebalancing can be started, stopped or changed at any time. Rebalancing will cease as soon as we receive a request for any transfer.

NIC13 VAO1013(NY)	Page 18

B. TRANSFERS AFTER THE ANNUITY COMMENCEMENT DATE

After the Annuity Commencement Date, You may transfer the value of the variable annuity units from one Subaccount to another within the Separate Account or to the Fixed Account, if offered. If You want to transfer the value of the variable units You must provide written notification with the following information provided:

1.	The Investment Option from which the transfer is to be made;

2.	The amount of the transfer; and

3.	The Investment Option(s) to receive the transferred amount.

The minimum amount which may be transferred is the lesser of the variable annuity units that produce $10 monthly income or the variable annuity units that produce the entire monthly income in the Subaccount from which the transfer is being made. If the monthly income of the remaining units in a Subaccount is less than $10, we have the right to include the value of those variable annuity units as part of the transfer. We reserve the right to limit transfers between the Subaccounts or to the Fixed Accounts to once per Policy Year.

After the Annuity Commencement Date, no transfers may be made from the Fixed Account, if offered, to any other Investment Option.

SECTION 9 - DEATH PROCEEDS

A. DEATH PRIOR TO THE ANNUITY COMMENCEMENT DATE

The amount payable upon death will be determined and made payable upon receipt, in Good Order, of satisfactory proof of death, written directions from each eligible recipient regarding how they wish to receive the amount payable, and any other documents, forms and information that we need (collectively referred to as “due proof of death”). Not withstanding the foregoing, we may confer with a variety of resources and/or other affiliates in order to ascertain or verify whether the Annuitant or any other relevant life is or may have become deceased during the term of this policy. Any such activities or efforts by us in no manner abrogate, waive or otherwise diminish Your continued obligation to provide us with timely notice in writing of due proof of death in Good Order.

The amount of the death benefit payable will be the greater of:

1.	The Policy Value on the date we receive due proof of death and an election of method of settlement; or

2.

The Guaranteed Minimum Death Benefit (GMDB), if any, on the date of death, plus any additional Premium Payments received, less any gross withdrawals from the date of death to the date of payment of death proceeds.

The Owner(s) may elect the method of payment of death proceeds for each named beneficiary, subject to our then current rules, prior to the date of the applicable Decedent’s death. When no such election is made as to a specific beneficiary, such beneficiary must elect the method of payment within 60 days of the date we receive all required documentation, in Good Order, to pay the death proceeds to that beneficiary. If no election is made as to the method of payment by the beneficiary, we will distribute the proceeds in a lump sum.

Guaranteed Minimum Death Benefit

If elected, the GMDB rider will establish a minimum death benefit payable under the policy. Your election, if any, is shown in Section 2 - Policy Data. You may not change Your election after the policy is issued.

Death of Annuitant Prior To The Annuity Commencement Date

A death benefit will be payable if the Annuitant dies prior to the Annuity Commencement Date.

1.	Non-Natural Owner(s)

For purposes of determining who receives the death benefit for a policy owned by a non-natural Owner, we will apply the rules for Individual Owner(s) as provided below in 2(a) or (b).

NIC13 VAO1013(NY)	Page 19

2.	Individual Owner(s)

(a)	Surviving Owner

If there is a surviving Owner(s) when the Annuitant dies, the surviving Owner(s) will receive the death benefit (i.e., the surviving Owner(s) takes the place of any beneficiary designation).

(b)	No surviving Owner

If there is no surviving Owner, the death benefit is payable to the named beneficiary(ies). If no beneficiary(ies) are named, the death benefit will be payable to the Owner’s estate.

Death of Owner Prior To The Annuity Commencement Date

If the Owner is not the Annuitant and the Owner dies before the Annuitant, under certain circumstances, an amount equal to the Policy Value, as of the date we receive due proof of death, will be paid.

If You are not also the Annuitant and in the event of simultaneous deaths of both You and the Annuitant, the death proceeds will be calculated under the Death of Annuitant provisions.

1.	Non-Natural Owner(s)

If the policy is owned by a trust using the grantor’s social security number as its taxpayer identification number, the death of the grantor will be treated as the death of the Owner.

If there is a change in the Annuitant, such change will be treated as the death of the non-natural Owner and we will pay an amount equal to the Policy Value as of the day we receive, in Good Order, the request to change the Annuitant.

2.	Individual Owner(s)

If You die while the Annuitant is living, the Policy Value will be paid to the first among the following who is living or in existence:

a.	The surviving Owner(s);

b.	Primary beneficiary(ies);

c.	Contingent beneficiary(ies); or

d.	Deceased Owner’s estate.

3.	Joint Owner(s)

If there is a joint Owner, the Policy Value will be payable upon the death of the first Owner, unless the surviving joint Owner is the spouse.

Non-Spouse Individual Beneficiary:

If the beneficiary is an individual who is not eligible to continue the contract as noted below, the amount payable must be distributed by the end of 5 years after the dale of Decedent’s death, or payments must begin no later than one year after the date of Decedent’s death and must be made for a period certain or for the beneficiary’s lifetime, so long as the period certain does not exceed the beneficiary’s life expectancy.

If the beneficiary is not a natural person, the death proceeds must be distributed by the end of 5 years after the date of Decedent’s death.

Spousal Beneficiary

A spousal beneficiary, who is the sole beneficiary, may elect to continue this policy as Owner rather than receiving the amount payable when they are the deceased Owner’s surviving spouse.

If the surviving spouse does not elect to continue the policy, the amount payable must be distributed by the end of 5 years after the date of the Decedent’s death, or payments must begin no later than one year after the Decedent’s death and must be made for a period certain or for the beneficiary’s lifetime, so long as the period certain does not exceed the beneficiary’s life expectancy.

If a death benefit is payable and the policy is continued, an amount equal to the excess, if any, of the Guaranteed Minimum Death Benefit over the Policy Value will then be added to the Policy Value. This is a one-time only Policy Value adjustment applied at the time the policy is continued. The spousal continuation election is only available once per policy.

NIC13 VAO1013(NY)	Page 20

If a death benefit is payable and the policy is continued, all Remaining Premium Based Charges for Remaining Premium Payments received prior to the Decedent’s death will be set to zero as of the date Your election is received in good order. Any Premium Payments received after the Decedent’s Death will be subject to any applicable Premium Based Charge.

B. DEATH ON OR AFTER THE ANNUITY COMMENCEMENT DATE

In the event of a death after the Annuity Commencement Date, the amount payable will depend on the income option selected. If any Owner dies on or after the Annuity Commencement Date, but before the entire interest in the policy is distributed, the remaining portion of such interest in the policy will be distributed to the beneficiary(ies) at least as rapidly as under the method of distribution being used as of the date of that death.

C. ADDITIONAL TAX INFORMATION

In any event, the death proceeds will be paid in accordance with Section 72(s) of the IRC. For purposes of applying the non-natural Owner death rules of Section 72(s)(6), we will apply the Annuitant death rules set forth earlier in this section.

These distribution rules do not apply to an annuity provided under a plan described in Section 401(a), 403(a), 403(b), 408 or 408A of the IRC or to an annuity that is a qualified funding asset as defined in Code Section 130(d) of the IRC.

SECTION 10 – INCOME OPTIONS

A. GENERAL PAYMENT PROVISIONS

Payment

You may use the Policy Value on the Annuity Commencement Date. If the policy is in force on the last available Annuity Commencement Date, we will make annuity payments to the payee under Option 2(b), with 10 years certain, or if elected, under one or more of the other options described in this section, or any other method of payment if we agree. However, the option(s) elected must provide for lifetime income or income for a period of at least 120 months. Payments will be made at 1, 3, 6 or 12 month intervals. We reserve the right to avoid making payments of less than $20.00. If any income settlement option with a period certain provides for installment payments of the same amount at some ages for different periods certain, the Company will deem an election to have been made for the longest period certain which could have been elected for such age and amount.

Before the Annuity Commencement Date, if the death proceeds become payable or if You Surrender this policy, we will pay any proceeds in one sum, or if elected, all or part of these proceeds may be placed under one or more of the options described in this section.

Betterment of Rates

The amounts shown in the tables on pages 25(a) and 25(b) are the guaranteed amounts. Current amounts offered to individuals of the same class may be obtained from us. Fixed annuity payments at the time of their commencement will not be less than those which would be provided by the application of the Policy Value to purchase any single consideration immediate annuity contract (as described in Section 4223 (a)(l)(E) of the New York Insurance Law) offered by the Company at the time to the same class of Annuitant.

Adjusted Age

Payments under Options 2 and 4 and the first payment under Options 2-V and 4-V are determined based on the adjusted age of the Annuitant. The adjusted age is the Annuitant’s actual age on the Annuitant’s nearest birthday, at the Annuity Commencement Date, adjusted as follows:

Annuity Commencement Date	Adjusted Age
Before 2025	Actual Age
2025 - 2032	Actual Age minus 1
2033 - 2040	Actual Age minus 2
2041 - 2048	Actual Age minus 3
2049 - 2055 After 2055	Actual Age minus 4 Actual Age minus 5

NIC13 VAO1013(NY)	Page 21

Election of Optional Method of Payment

You may elect, in a manner acceptable to us, income options that may be either variable, fixed, or a combination of both. If You elect a combination, You must also tell us what part of the policy proceeds on the Annuity Commencement Date is to be applied to provide each type of payment. You must also specify which Subaccounts to allocate policy proceeds. The amount of a combined payment will be the sum of the variable and fixed payments. Payments under a variable income option will reflect the investment performance of the selected Subaccount of the Separate Account.

Qualified Plans and Policies

Certain income options may not be available or may be limited for qualified plans and qualified policies in order to ensure compliance with the IRC.

Proof of Age

We may require proof of the age of any person who has an annuity purchased under Options 2, 2-V, 4 and 4-V of this section before we make the first payment.

Minimum Proceeds

If the proceeds are less than $2,000, we reserve the right to pay them out as a lump sum instead of applying them to an income option.

Supplementary Contract

Once proceeds become payable and an income option has been selected, we will issue a supplementary contract to reflect the terms of the selected option. The contract will name the payee(s) and will describe the payment schedule.

B. FIXED INCOME OPTIONS

Guaranteed Income Options

The fixed income option is determined by multiplying each $1,000 of policy proceeds allocated to a fixed income option by the amounts shown in Section 12 for the option You select. Options 1 and 3 are based on a guaranteed interest rate of 0.25%. Options 2 and 4 are based on a guaranteed interest rate of 0.25% and the “Annuity 2000” (male, female and unisex if required by law) mortality table projected for improvement using projection scale G (70% of female scale G factors were used, while 30% of the male scale G factors were used). The rates were projected dynamically using an assumed Annuity Commencement Date of 2020. The “Annuity 2000” mortality rates are adjusted based on improvements in mortality to more appropriately reflect increased longevity.

Option 1 – Income for a Specified Period

We will make level payments only for the fixed period You choose. Payments should not exceed the Annuitant’s life expectancy. In the event of the death of the person receiving payments prior to the end of the fixed period elected, payments will be continued to that person’s beneficiary. No funds will remain at the end of the specified period.

Option 2 – Life Income

You may choose between:

a.	Life Only – We will make level payments only during the Annuitant’s lifetime;* or

b.	Life 10 Years Period Certain – We will make level payments for the longer of:

1.	The Annuitant’s lifetime; or

2.	10 years; or

c.	Guaranteed Return of policy proceeds – We will make level payments for the longer of:

1.	The Annuitant’s lifetime; or

2.	Until the total dollar amount of payments made to You equals the amount applied to this option.

*	Option 2(a) is not available for adjusted ages greater than 85.

Option 3 – Income of a Specified Amount

Payments are made for any specified amount until the amount applied to this option, with interest, is exhausted. Payments should not exceed the Annuitant’s life expectancy. This will be a series of level payments followed by a smaller final payment. In the event of the death of the person receiving payments prior to the time policy proceeds with interest are exhausted, payments will be continued to that person’s beneficiary.

NIC13 VAO1013(NY)	Page 22

Option 4 – Joint and Survivor Annuity

You may choose between:

a.	Life Only – We will make level payments only during the Annuitants’ lifetimes;** or

b.	Life and 10 Years Period Certain – We will make level payments for the longer of:

1.	The Annuitant’s lifetime and a joint Annuitant of Your selection; or

2.	10 years.

**	Option 4(a) is not available for adjusted ages greater than 85.

C. VARIABLE INCOME OPTIONS

Variable Annuity Units

The policy proceeds You tell us to apply to a variable income option will be used to purchase variable annuity units in Your chosen Subaccounts. The dollar value of variable annuity units in Your chosen Subaccounts will increase or decrease reflecting the investment experience of Your chosen Subaccounts. The value of a variable annuity unit in a particular Subaccount on any Market Day is equal to “a” x “b” x “c”, where:

“a”	Is the variable annuity unit value for that Subaccount on the immediately preceding Market Day;

“b”	Is the net investment factor for that Subaccount for the Valuation Period; and

“c”	Is the Assumed Investment Return adjustment factor for the Valuation Period.

The net investment factor used to calculate the value of an accumulation unit in each Subaccount for the Valuation Period is determined by dividing “a” by “b” and subtracting “c” from the result, where:

“a”	Is the result of:

1.	The net asset value of a fund share held in that Subaccount determined as of the end of the current Valuation Period; plus

2.	The per share amount of any dividend or capital gain distributions made by the fund for shares held in that Subaccount if the ex-dividend date occurs during the Valuation Period; plus or minus

3.	A per share credit or charge for any taxes reserved for, which we determine to have resulted from the investment operations of that Subaccount.

“b”	Is the net asset value of a fund share held in that Subaccount determined as of the end of the immediately preceding Valuation Period.

“c”

Is a factor representing the mortality and expense risk fee and administrative charge after the Annuity Commencement Date. This factor is less than or equal to, on an annual basis, the percentage shown in Section 2 - Policy Data, of the daily net asset value of a fund share held in that Subaccount.

Determination of the First Variable Payment

The amount of the first variable payment is determined by multiplying $1,000 of policy proceeds allocated to a variable income option by the amounts shown in Section 13 for the variable option You select. The tables are based on a 3% Effective Annual Assumed Investment Return and the “Annuity 2000” (male, female and unisex if required by law) mortality table projected for improvement using projection scale G (70% of female scale G factors were used, while 30% of the male scale G factors were used). The rates were projected dynamically using an assumed Annuity Commencement Date of 2020. The “Annuity 2000” mortality rates are adjusted based on improvements in mortality to more appropriately reflect increased longevity.

Option 2-V – Life Income

You may choose between:

a.	Life Only – Payments will be made during the lifetime of the Annuitant;* or

b.

Life and 10 Years Period Certain – Payments will be made for the longer of the Annuitant’s lifetime or ten years. In the event of the death of the person receiving payments prior to the end of the guarantee period for which the election was made, payments will be continued to that person’s beneficiary.

*	Option 2-V(a) is not available for adjusted age(s) greater than 85.

NIC13 VAO1013(NY)	Page 23

Option 4-V – Joint and Survivor Annuity

Life Only - Payments are made during the joint lifetime of the Annuitant and a joint Annuitant of Your selection. Payments will be made as long as either person is living. Option 4-V is not available for adjusted ages greater than 85.

Determination of Subsequent Variable Payments

The amount of each variable annuity payment after the first will increase or decrease according to the value of the variable annuity units which reflect the investment experience of the selected Subaccounts. Each variable annuity payment after the first will be equal to the number of variable annuity units in the selected Subaccounts multiplied by the variable annuity unit value on the date the payment is made. The number of variable annuity units in each selected Subaccount is determined by dividing the first variable annuity payment allocated to the Subaccount by the variable annuity unit value of such Subaccount on the Annuity Commencement Date.

Once Annuity Payments begin, neither expenses actually incurred other than taxes on the investment return, nor mortality actually experienced by the Company, shall adversely affect the dollar amount of Variable Annuity Payments to any Annuitant for whom such payments have commenced.

The smallest annual rate of investment return that would have to be earned on the assets of the Separate Account so that the dollar amount of variable income payments will not decrease is shown on the first page of this policy.

SECTION 11 – FIXED ACCOUNT

We may make available a Fixed Account as an Investment Option. The Fixed Account, if offered, may be comprised of one or more options shown below. Premium Payments applied to and any amount transferred to the Fixed Account will be credited interest based on a fixed rate. The interest rates we set will be credited for increments of at least one year measured from each Premium Payment or transfer date. If the Fixed Account is available, these rates will never be less than the Fixed Account Guaranteed Minimum Effective Annual Interest Rate shown in Section 2 – Policy Data. After the Policy Date, we reserve the right at our sole discretion, to limit or refuse Premium Payments and/or transfers allocated to any of the Fixed Account options. We will provide 30 days advance written notice of this decision. We will also provide timely written notification to You once any such prohibition of premium payments and/or transfers is no longer in effect.

Guaranteed Period Options

We may offer optional Guaranteed Period Options, into which Premium Payments may be paid or amounts transferred. The current interest rate we set for Policy Value allocated to each Guaranteed Period Option (GPO) is guaranteed until the end of that guaranteed period.

We will notify You before the end of the GPO. You may elect to have the Policy Value in the GPO transferred to any Investment Option, including any GPO we then make available. However, any GPO elected may not extend beyond the last available Annuity Commencement Date. If we do not receive instructions from You in Good Order before the end of the GPO regarding how the Policy Value in that GPO is to be allocated, we will allocate the Policy Value in that GPO to the Money Market Subaccount available in Your policy.

Unless You instruct Us otherwise, when funds are withdrawn or transferred from a GPO, the Policy Value associated with the oldest Premium Payment is considered to be withdrawn or transferred first. If the amount withdrawn or transferred exceeds the Policy Value associated with the oldest Premium Payment, the Policy Value associated with the next oldest Premium Payment is considered to be withdrawn or transferred next, and so on until the Policy Value associated with the most recent Premium Payment is considered to be withdrawn or transferred (this is a First-In, First-Out, or FIFO, basis).

Dollar Cost Averaging Fixed Account Option

We may offer a Dollar Cost Averaging (DCA) Fixed Account Option (a “DCA Source Account”) separate from the Guaranteed Period Options. This option will have a one-year interest rate guarantee. The current interest rate we credit may vary on different portions of the DCA Fixed Account. The credited interest rate will never be less than the Fixed Account Guaranteed Minimum Effective Annual Interest Rate shown in Section 2 - Policy Data. The DCA Fixed Account Option will only be available under a Dollar Cost Averaging program as described in Section 8.

NIC13 VAO1013(NY)	Page 24

SECTION 12 – GUARANTEED FIXED INCOME OPTION TABLES

The amounts shown in these tables are the guaranteed amounts for each $1,000 of the policy proceeds.

Higher current amounts may be available at the time of settlement.

Option 1			Option 2(a)			Option 2(b)			Option 2(c)
Number of Years Payable	Amount of Monthly Installment		Monthly Installment For Life No Period Certain			Monthly Installment For Life 10 Years Certain			Monthly Installment For Life Guaranteed Return of Policy Proceeds
		Age*	Male	Female	Unisex	Male	Female	Unisex	Male	Female	Unisex
		50	$2.22	$2.00	$2.07	$2.21	$2.00	$2.06	$1.85	$1.74	$1.78
		51	2.27	2.05	2.12	2.26	2.05	2.11	1.89	1.78	1.80
		52	2.33	2.10	2.17	2.32	2.10	2.17	1.91	1.80	1.84
		53	2.40	2.15	2.23	2.39	2.15	2.22	1.95	1.84	1.88
		54	2.46	2.21	2.29	2.45	2.21	2.28	1.99	1.88	l.91
		55	2.54	2.27	2.35	2.52	2.26	2.34	2.03	1.91	1.95
		56	2.61	2.33	2.42	2.59	2.33	2.41	2.07	1.95	1.99
		57	2.69	2.40	2.49	2.67	2.39	2.48	2.13	1.99	2.03
		58	2.77	2.47	2.56	2.75	2.46	2.55	2.17	2.03	2.07
10	8.44	59	2.86	2.54	2.64	2.83	2.53	2.62	2.21	2.07	2.13
11	7.68	60	2.95	2.62	2.72	2.92	2.61	2.70	2.26	2.13	2.17
12	7.05	61	3.05	2.70	2.81	3.02	2.69	2.79	2.32	2.17	2.21
13	6.51	62	3.16	2.79	2.90	3.11	2.77	2.88	2.38	2.22	2.26
14	6.06	63	3.27	2.88	3.00	3.22	2.86	2.97	2.44	2.28	2.33
15	5.66	64	3.39	2.98	3.10	3.33	2.95	3.07	2.49	2.34	2.39
16	5.31	65	3.51	3.09	3.21	3.45	3.05	3.17	2.55	2.39	2.43
17	5.01	66	3.65	3.20	3.33	3.57	3.16	3.28	2.61	2.44	2.49
18	4.73	67	3.79	3.32	3.46	3.70	3.27	3.40	2.69	2.50	2.55
19	4.49	68	3.95	3.44	3.59	3.83	3.39	3.53	2.75	2.57	2.64
20	4.27	69	4.11	3.58	3.74	3.97	3.52	3.66	2.82	2.64	2.69
		70	4.29	3.73	3.89	4.12	3.65	3.79	2.90	2.72	2.77
		71	4.47	3.89	4.06	4.27	3.80	3.94	3.00	2.79	2.84
		72	4.67	4.06	4.24	4.43	3.95	4.09	3.08	2.86	2.93
		73	4.88	4.24	4.43	4.59	4.11	4.25	3.15	2.94	3.02
		74	5.10	4.44	4.64	4.76	4.27	4.42	3.25	3.06	3.12
		75	5.34	4.65	4.86	4.94	4.45	4.60	3.35	3.13	3.20
		76	5.60	4.88	5.09	5.12	4.63	4.78	3.46	3.21	3.30
		77	5.88	5.13	5.35	5.31	4.82	4.97	3.60	3.35	3.41
		78	6.17	5.40	5.63	5.50	5.02	5.17	3.66	3.44	3.51
		79	6.49	5.69	5.92	5.69	5.22	5.37	3.81	3.53	3.62
		80	6.82	6.00	6.24	5.88	5.43	5.57	3.89	3.68	3.74
		81	7.19	6.34	6.59	6.08	5.65	5.78	4.06	3.81	3.87
		82	7.58	6.70	6.96	6.27	5.86	5.99	4.20	3.89	4.00
		83	7.99	7.10	7.36	6.46	6.08	6.20	4.34	4.09	4.16
		84	8.44	7.53	7.80	6.65	6.29	6.40	4.50	4.23	4.32
		85	8.92	7.99	8.27	6.83	6.49	6.60	4.70	4.40	4.49
		86				7.00	6.69	6.79	4.89	4.54	4.74
		87				7.17	6.88	6.97	5.11	4.71	4.84
		88				7.32	7.06	7.14	5.28	4.90	5.08
		89				7.47	7.23	7.31	5.53	5.19	5.27
		90				7.60	7.39	7.46	5.73	5.39	5.48
		91				7.73	7.53	7.59	5.88	5.63	5.79
		92				7.84	7.66	7.72	6.17	5.78	5.97
		93				7.95	7.79	7.84	6.44	6.02	6.17
		94				8.04	7.90	7.94	6.79	6.46	6.52
		95				8.12	8.00	8.04	7.13	6.73	6.83
		96				8.20	8.09	8.13	7.40	6.89	7.17
		97				8.26	8.17	8.20	7.91	7.53	7.66
		98				8.31	8.24	8.27	8.19	7.84	7.75
		99				8.35	8.30	8.32	8.82	8.18	8.57

*	Adjusted Age as defined in Section 10.A.

Dollar amounts of monthly, quarterly, semi-annual and annual installments not shown in the above tables will be calculated on the same basis as those shown and may be obtained from the Company (if the option is available based on Adjusted Age as described in Section 10).

NIC13 VAO1013(NY)	Page 25(a)

Option 4(a)

Monthly Installment For Joint and Survivor

Adjusted Age of Male Annuitant*	Adjusted Age of Female Annuitant*
	15 Years Less Than Male	12 Years Less Than Male	9 Years Less Than Male		6 Years Less Than Male	3 Years Less Than Male	Same As Male	3 Years More Than Male
50	$1.45	$1.51	$	l.58	$1.66	$1.73	$1.80	$1.87
55	1.58	1.66		1.75	1.84	1.93	2.02	2.10
60	1.75	1.85		1.95	2.07	2.18	2.29	2.41
65	1.95	2.08		2.21	2.36	2.51	2.66	2.81
70	2.21	2.37		2.55	2.74	2.94	3.15	3.35
75	2.54	2.76		3.00	3.26	3.54	3.83	4.11
80	2.99	3.29		3.62	3.99	4.39	4.79	5.18
85	3.60	4.02		4.50	5.03	5.59	6.17	6.71

Monthly Installment For Unisex Joint and Survivor

Adjusted Age of First Annuitant*	Adjusted Age of Joint Annuitant*
	15 Years Less Than First	12 Years Less Than First	9 Years Less Than First	6 Years Less Than First	3 Years Less Than First	Same As First	3 Years More Than First
50	$1.47	$1.53	$1.60	$1.66	$1.72	$1.78	$1.84
55	1.61	1.68	1.76	1.84	1.92	2.00	2.06
60	1.78	1.87	1.97	2.07	2.17	2.27	2.36
65	1.99	2.11	2.24	2.37	2.50	2.62	2.74
70	2.26	2.41	2.58	2.76	2.93	3.11	3.27
75	2.60	2.81	3.04	3.28	3.53	3.77	4.00
80	3.07	3.36	3.68	4.02	4.37	4.71	5.04
85	3.71	4.12	4.58	5.07	5.57	6.07	6.54

Option 4(b)

Monthly Installment For Joint and Survivor (Life with 10 year Certain)

Adjusted Age of Male Annuitant*	Adjusted Age of Female Annuitant*
	15 Years Less Than Male	12 Years Less Than Male	9 Years Less Than Male	6 Years Less Than Male	3 Years Less Than Male	Same As Male	3 Years More Than Male
50	$1.45	$1.51	$1.58	$1.66	$1.73	$1.80	$1.87
55	1.58	1.66	1.75	1.84	1.93	2.02	2.10
60	1.75	1.85	1.95	2.07	2.18	2.29	2.41
65	1.95	2.08	2.21	2.36	2.51	2.66	2.80
70	2.21	2.37	2.55	2.74	2.94	3.14	3.34
75	2.54	2.76	3.00	3.25	3.53	3.80	4.07
80	2.98	3.27	3.60	3.95	4.32	4.68	5.02
85	3.58	3.97	4.41	4.88	5.34	5.76	6.11

Monthly Installment For Unisex Joint and Survivor (Life with 10 year Certain)

Adjusted Age of First Annuitant*	Adjusted Age of Joint Annuitant*
	15 Years Less Than First	12 Years Less Than First	9 Years Less Than First	6 Years Less Than First	3 Years Less Than First	Same As First	3 Years More Than First
50	$1.47	$1.53	$1.60	$1.66	$1.72	$1.78	$1.84
55	1.61	1.68	1.76	1.84	1.92	2.00	2.06
60	1.78	1.87	1.97	2.07	2.17	2.27	2.36
65	1.99	2.11	2.24	2.37	2.50	2.62	2.74
70	2.25	2.41	2.58	2.75	2.93	3.10	3.26
75	2.60	2.81	3.04	3.27	3.52	3.75	3.96
80	3.06	3.35	3.66	3.98	4.31	4.62	4.90
85	3.68	4.06	4.48	4.91	5.33	5.70	6.00

*	Adjusted Age as defined in Section 10. A.

Dollar amounts of monthly, quarterly, semi-annual and annual installments and for gender combinations not shown in the above tables will be calculated on the same basis as those shown and may be obtained from the Company (if the option is available based on Adjusted Age as described in Section 10).

NIC13 VAO1013(NY)	Page 25(b)

SECTION 13 - VARIABLE INCOME OPTION TABLES

BASED ON ASSUMED INVESTMENT RETURN

The amounts shown in these tables are the initial payment amounts based on a 3.0% Assumed Investment Return for each

$1,000 of the policy proceeds.

	Option 2-V(a)			Option 2-V(b)
	Monthly Installment For Life No Period Certain			Monthly Installment For Life 10 Years Certain
Age*	Male	Female	Unisex	Male	Female	Unisex
50	$3.70	$3.47	$3.54	$3.68	$3.47	$3.53
51	3.76	3.52	3.59	3.74	3.51	3.58
52	3.82	3.57	3.65	3.80	3.56	3.63
53	3.88	3.62	3.70	3.86	3.61	3.69
54	3.95	3.68	3.76	3.92	3.66	3.74
55	4.02	3.73	3.82	3.99	3.72	3.80
56	4.09	3.80	3.89	4.06	3.78	3.87
57	4.17	3.86	3.96	4.13	3.84	3.93
58	4.25	3.93	4.03	4.21	3.91	4.00
59	4.34	4.00	4.11	4.30	3.98	4.08
60	4.44	4.08	4.19	4.38	4.05	4.15
61	4.54	4.16	4.28	4.48	4.13	4.24
62	4.65	4.25	4.37	4.57	4.21	4.32
63	4.76	4.34	4.47	4.68	4.30	4.42
64	4.89	4.44	4.58	4.79	4.39	4.51
65	5.02	4.55	4.69	4.90	4.49	4.62
66	5.16	4.66	4.81	5.02	4.60	4.73
67	5.31	4.78	4.94	5.15	4.71	4.84
68	5.47	4.91	5.08	5.28	4.83	4.97
69	5.64	5.05	5.23	5.42	4.95	5.10
70	5.82	5.21	5.39	5.56	5.09	5.23
71	6.01	5.37	5.56	5.71	5.23	5.38
72	6.22	5.55	5.75	5.86	5.37	5.53
73	6.44	5.74	5.95	6.02	5.53	5.68
74	6.67	5.94	6.16	6.19	5.70	5.85
75	6.92	6.17	6.39	6.36	5.87	6.02
76	7.18	6.40	6.64	6.53	6.05	6.20
77	7.47	6.66	6.90	6.71	6.23	6.38
78	7.77	6.94	7.19	6.89	6.42	6.57
79	8.10	7.24	7.49	7.07	6.62	6.76
80	8.45	7.56	7.83	7.25	6.82	6.96
81	8.82	7.92	8.19	7.44	7.02	7.15
82	9.23	8.30	8.57	7.62	7.23	7.35
83	9.66	8.71	8.99	7.79	7.43	7.54
84	10.12	9.16	9.44	7.96	7.63	7.73
85	10.61	9.64	9.93	8.13	7.82	7.92
86				8.29	8.00	8.09
87				8.44	8.18	8.26
88				8.58	8.34	8.42
89				8.71	8.50	8.57
90				8.84	8.64	8.70
91				8.95	8.77	8.83
92				9.06	8.89	8.95
93				9.15	9.01	9.06
94				9.24	9.11	9.15
95				9.32	9.20	9.24
96				9.39	9.29	9.32
97				9.45	9.36	9.39
98				9.49	9.43	9.45
99				9.53	9.48	9.50

*	Adjusted Age as defined in Section 10.A.

Dollar amounts of monthly, quarterly, semi-annual and annual installments not shown in the above tables will be calculated on the same basis as those shown and may be obtained from the Company (if the option is available based on Adjusted Age as described in Section 10).

NIC13 VAO1013(NY)	Page 25(c)

Option 4-V

Monthly Installment For Joint and Survivor

Adjusted Age of Male Annuitant*	Adjusted Age of Female Annuitant*
	15 Years Less Than Male	12 Years Less Than Male	9 Years Less Than Male	6 Years Less Than Male	3 Years Less Than Male	Same As Male	3 Years More Than Male
50	$2.96	$3.01	$3.06	$3.12	$3.18	$3.24	$3.31
55	3.07	3.14	3.21	3.28	3.36	3.44	3.52
60	3.21	3.30	3.39	3.49	3.59	3.70	3.81
65	3.40	3.51	3.64	3.77	3.91	4.05	4.20
70	3.64	3.79	3.96	4.14	4.34	4.54	4.74
75	3.97	4.17	4.41	4.66	4.93	5.22	5.50
80	4.41	4.70	5.03	5.39	5.79	6.19	6.60
85	5.03	5.45	5.92	6.45	7.02	7.59	8.15

Monthly Installment For Unisex Joint and Survivor

Adjusted Age of First Annuitant*	Adjusted Age of Joint Annuitant*
	15 Years Less Than First	12 Years Less Than First	9 Years Less Than First	6 Years Less Than First	3 Years Less Than First	Same As First	3 Years More Than First
50	$2.97	$3.02	$3.07	$3.12	$3.18	$3.23	$3.28
55	3.09	3.15	3.22	3.29	3.35	3.42	3.48
60	3.24	3.32	3.41	3.49	3.58	3.67	3.76
65	3.43	3.54	3.65	3.77	3.89	4.02	4.13
70	3.68	3.83	3.98	4.15	4.32	4.49	4.65
75	4.02	4.22	4.44	4.67	4.92	5.16	5.39
80	4.49	4.77	5.08	5.42	5.76	6.11	6.45
85	5.14	5.54	6.00	6.48	6.99	7.50	7.97

*	Adjusted Age as defined in Section 10.A.

Dollar amounts of monthly, quarterly, semi-annual, and annual installments and for gender combinations not shown in the above tables will be calculated on the same basis as those shown and may be obtained from the Company (if the option is available based on Adjusted Age as described in Section 10).

NIC13 VAO1013(NY)	Page 25(d)

Home Office located at: 440 Mamaroneck Avenue, Harrison, New York 10528 Adm. Office located at: 4333 Edgewood Road N.E. Cedar Rapids, Iowa 52499(319) 355-8511 www.transamericaannuities.com

NIC13 VAO1013(NY)	Page 26